Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Bernard H. Clineburg

Tysons Corner, Virginia

Chairman & Chief Executive Officer

January 21, 2009

or

Mark A. Wendel

EVP & Chief Financial Officer

703-584-3400

Cardinal Financial Declines the Opportunity to Participate in the U.S.
Treasury Capital Purchase Program

Cardinal Financial Corporation (NASDAQ:CFNL) (“Cardinal”) today announced that it has declined to participate in the Capital Purchase Program (the “CPP”) of the U.S. Treasury’s Troubled Asset Relief Program (“TARP”).

On December 12, 2008, the Company announced that its application for $41.2 million in capital under the CPP had received the U.S. Treasury’s preliminary approval.  The Company’s capital ratios are substantially in excess of the “well capitalized” regulatory ratios, and its asset quality has been better than the industry average.

Commenting on the Board of Directors’ decision to decline the U.S. Treasury’s Capital Purchase Program, Bernard H. Clineburg, Chairman and Chief Executive Officer stated, “we performed careful analysis and concluded that the significant expense of the program and challenge to prudently and profitably deploy the capital were inconsistent with our long term strategic objectives, and that the participation in the CPP would not be in the best interest of Cardinal’s shareholders.”

“Throughout this economic downturn, we have continued to make loans to assist our commercial and retail customers in the greater Washington region.  We fully support the Treasury’s efforts and will continue to help create opportunities for sustained economic growth this year and in the future,” said Mr. Clineburg.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $1.638 billion at September 30, 2008, serves the Washington Metropolitan region through its wholly-owned subsidiary,

Cardinal Bank, with 25 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with six offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.